EXHIBIT 10.35

ARTERICICYTE MEDICAL SYSTEMS	Title: Distribution Agreement Stocking — CPM Medical	NO. 20100225.7

This Distribution Agreement is entered into on May 13, 2010 by Arteriocyte Medical Systems, Inc. (the "Company" or "AMS"), A Delaware Corporation, located at 11000 Cedar Avenue, Suite 270, Cleveland, OH 44106 and CPM Medical, a Texas Corporation ("Distributor"), located at 3004 Nottingham Dr., McKinney, TX 75070 (collectively the "Parties" or singularly the "Party"),

RECITALS

Whereas, Company is engaged in the business of manufacturing, distributing, and marketing the Magellan® Autologous Platelet Separator ("Magellan") and respective disposable units approved by the U.S. Food and Drug Administration to be sold for use with the Magellan ("Disposables) (collectively "the Products").

Whereas, Company owns the Products,

Whereas, Distributor has employed a qualified and experienced sales staff in the Territory, and Company desires to secure the services of Distributor in the Territory upon the terms and conditions set forth below, and Distributor desires to be so retained by the Company.

Accordingly, the Parties agree as follows:

1.	DEFINITIONS. The terms listed in this Section shall have the meaning described or referenced below:
1.1.

"Agreement" means this agreement, together with all attachments hereto now or hereafter signed by the Parties [all of which are incorporated herein by reference], as it may be modified, amended or supplemented in writing by the Parties.

1.2.	"Bailed Equipment" means any Magellan unit(s) provided by Company to Distributor under this Agreement, which Distributor may use to sell the Products to End Users.
1.3.	"Company" shall have the meaning set forth above in the preamble.
1.4.

"Confidential Information" means information not generally known to the public and marked "Confidential", including but not limited to: technology, software, technical and non-technical materials, models, drawings, financial plans, protocols, knowledge, data, know-how, samples, and other tangible or non-tangible material constituting confidential research and development, business plans or operations, manufacturing methods, processes, techniques, applications for technologies, materials and designs constituting a trade secret, which arc confidential and proprietary, provided by the Parties under this Agreement, whether disclosed orally, pictorially, in writing, by demonstration, by viewing or other means.

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1.5.	"Consent" means written authorization by a Company authorized representative,
1.6.	"Disposable?' shall have the meaning set forth in the recitals.
1.7.	"Distributor" shall have the meaning set forth in the preamble.
1.8.	"Effective Date" means the date set forth-in the preamble
1.9.	"End-User means a person or entity that purchases Products for its internet business use within the Territory (as defined below) and not for resale, sublease, or sublicense,
1.10.	"Field of Use" means general orthopedic, spinal and podiatric procedures and surgeries.
1.11.	"Magellan" means the Magellan® Autologous Platelet Separator Instrument.
1.12.

"Medical Specialists" means licensed medical doctors or physicians, accredited and/or licensed hospitals or medical clinics, accredited medical schools, and/or applicable government agencies, excluding practitioners of cardiac medicine.

1.13.	"Nonexclusive" means Company, and/or any party Company appoints, shall have the right to sell Products directly in the Territory.
1.14.

"Net Sales" means the price at which the Products are actually invoiced by Company, exclusive of transportation and packaging costs, insurance, duties, taxes and other governmental charges, commercial, trade and cash discounts or commissions, returns, and adjustments and allowances actually granted by Company, for any Products Distributor sales to a third party purchaser.

1.15.	"Price(s)" means the amount Distributor may sell the Products to End Users, described in Exhibit A.
1.16.	"Products" means the Magellan' Autologous Platelet Separator Instrument and respective disposable units, described in exhibit A.
1.17.	"Reports" shall have the meaning set forth in §3.2 below.
1.18.	"Stocking Distributor" means the Distributor shall order and stock as inventory the Products to adequately supply End User demand.
1.19.	"Sub-Distributor" means the assigned rights under this Agreement to the companies named in 11.1.
1.20.	"Sub-Field of Use" means the field of use assigned to a Sub-Distributor as described in §11.1. 1.21.
1.21.	"Sub-Territory" means the geographic area assigned to Sub-Distributor as described in §11.1. 1.22.
1.22.	"Term" means the maximum duration of this Agreement, which is one (1) year, beginning on the Effective Date.
1.23.	"Territory" means the geographic area described in Exhibit B, attached hereto and incorporated herein.
1.24.	"Trademarks" means the trademarks owned by Company listed on Exhibit D, attached hereto and incorporated herein.
1.25.	"Vendor Approved Hospital" means the hospitals and/or clinics where Distributor is an approved vendor before the execution of this Agreement, as described in Exhibit C.

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2.	APPOINTMENT.
2.1.

Company appoints Distributor, and Distributor accepts appointment, as Company's Nonexclusive Stocking Distributor for the Vendor Approved Hospitals within the Territory during the Term, subject to all terms and conditions in this Agreement.

2.2.

Distributor shall not market or sell Products outside of Distributor's Territory. Except as provided herein, Distributor shall not have the authority to authorize others to resell, sublicense, Or market Products and any such authorization will be void without prior written authorization.

2.3.	Upon Consent, Distributor may add new hospitals in the Territory as Vendor Approved Hospitals.
2.4.

Company shall have the right to change Distributor's Territory, Vendor Approved Hospitals and Fields of Use upon providing written notice to Distributor. Any soch change  in Distributor's Territory strait become effective on the date specified irr said-notice,

2.5.

Company expressly reserves the right to engage, directly or to contract with other to market, sell, sublicense, or service the Products in the Territory, within the Field of Use, and to Vendor Approved Hospitals. Distributor shall not receive any commissions or fees for sales of the Products by the Company or third party. Any Company or third party sales shall not be accounted towards Net Sales or the minimum sales requirement described in § 3.1(g) herein.

2.6.	Distributor shall not represent Company in connection with the following:
a)	sales of Company's products not listed in Exhibit A;
b)	sales of Company's products to any person or entity specializing in cardiac medicine;
c)	sales of Company's private brand products; and,
d)	sales to employees of Company or to any associated or related division, parent group, or subsidiary or to any other affiliated person or entity.
2.7.

Intended Use of Products. Distributor shall not, without written authorization from Company, use or knowingly sell the Products for any purpose other than for their intended purpose, which includes preparing platelet rich plasma, or using Equine-Stem® and MarOlul.

2.8.

Independent Contractor. The Parties establish an independent contractor relationship. Distributor shall not have any authorization, neither express or implied, to incur any obligations or commitment on behalf of Company. Distributor shall employ its own personnel and shall be responsible for them and their acts. Company shall not be in anyway liable to Distributor, its employees or third parties, for any losses, injuries, damages or the like occasioned by Distributor's activities in connection with this Agreement.

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2.8.1	Distributor's Expenses. Distributor shall bear all expenses of every kind, nature and description incurred as in the business of an independent contractor.
2.8.2

Use of Company's Name. Without limiting the generality of the foregoing, Distributor shall not use or list Company's name in any advertising or in any other manner that might be construed to indicate that Distributor is other than Company's independent contractor.

2.9.	Resale to U.S. Government. Distributor shall not market or sell Products to any office, department agency, or defense installation of the United States Government.
3.	DISTRIBUTOR OBLIGATIONS.
3.1.	Distributor shall use best efforts and diligence to advertise, distribute, market, promote, sell and encourage the purchase of the Products by End Users. Best efforts includes:
a)	employ a competent and aggressive sales and technical support organization, and provide appropriate facilities, tools, and equipment to sell the Products;
b)	conduct activities reasonably appropriate for the sale of the Products in the Territory, including making sales calls, placing advertising, and participating in trade shows, fairs, and exhibitions;
c)	comply with the terms and conditions of this Agreement;
d)	promptly forward to Company for approval and acceptance any and all orders obtained from End Users;
e)	furnish to Company any information-Distributor acquires relative to the credit rating and financial position of any End Users-for-the products;
f)	maintain in good working order, for display, demonstration, and to fulfill End User demand an inventory of the basic Products including Bailed Equipment;
g)	meet the following minimum sales requirement;
i.	Distributor shall purchase a minimum of $90,000 per quarter.
h)	submit to Company the Reports outlined in §3.2 herein;
i)	enable key sales persons to attend sales and servicing training at a Company designated facility;
j)	forward all customer complaints to Company's customer service immediately upon receipt by emailing customerservice@arteriocyte.corn, or any other reasonable means requested by Company;

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k)	hire, train, and maintain a staff of sales persons, at Distributor's expense, to actively sell to Vendor Approved Hospitals in the Territory;
l)	be responsible for End User satisfaction for all Distributor activities with its End Users;
m)	install the Products at End User's locations;
n)	offer proposals and quotations to all prospective and current End Users at the Vendor Approved Hospitals; and,
o)	provide educational training seminars, in-hospital demonstrations, and training of End User personnel in the use of the Products.
3.2.	Record Keeping.
3.2.1

Distributor shall maintain true and accurate records in accordance with generally accepted accounting principles and industry standards of all Products sold by Distributor. Distributor shall prepare and forward to Company, on a quarterly basis [except where designated below] the following Reports including:

a)	sales history of the Products in Vendor Approved Hospitals;
b)	a list of current End Users and Vendor Approved Hospitals;
c)	any information related to competitive products sold in the Territory;
d)	a report of sales activities and market conditions;
e)	a detailed report of all account activity, including both active and prospective accounts as reasonably required by Company;
f)	any customer complaints, sent to Company within two (2) business days; and
g)	a Magellan location report form, available by emailing customerservice@arteriocyte.com.
3.2.2

Company shall have the right, upon reasonable notice, to examine all records described in this Section. These reporting obligations shall survive for a period of five (5) years following the termination of this Agreement.

3.3.	Ouarterly Sales Review. Company may conduct a sales review with Distributor on a quarterly basis. Company may assist Distributor in analyzing and strategizing Distributor's business development.
3.4.

Distributor shall make no allowance or adjustments in accounts owing to Company, nor shall Distributor authorize any return of the Products without prior written authorization from-a Company representative.

3.5.	Without specific Consent, Distributor shall make no collections on behalf of Company, or request any End User deposits.
3.6.	Compliance with Laws. Distributor shall, at all times in conducting its activities under this Agreement, comply with the following:

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a)

all applicable laws, rules, regulations and governmental orders now or hereafter in effect in the Territory, including the Foreign Corrupt Practices Act, as amended (15 U.S.C. §§ 78dd-1, et seq.), the Federal "Anti-Kickback" statute (42 U.S.C. 1320a-7b(b)) and any state or foreign equivalent of either of the foregoing;

b)	payment of any and all fees and other charges as required by such laws, rules, regulations and orders;
c)	applicable and proper licenses, permits, authorizations, registrations and qualifications from all governmental ministries and agencies in the Territory to the extent necessary or appropriate; and,
d)

provide Company notice of any change in any applicable law, rule, regulation or governmental order, which Distributor has knowledge of that may affect either Party's performance of its respective obligations hereunder.

4.	PRICING AND PAYMENTS.
4.1.	Prices. Distributor shall pay Company for the Products according to the Prices, minus a percent discount from the list price or pay a certain price as outlined below:
4.1.1	Distributor shall receive a nineteen (19) percent discount for AMS100.
4.1.2	Distributor shall receive a fifty (50) percent discount for AMS350, AMS600, AMS604, AMS607 and AMS700.
4.1.3	Distributor shall purchase AMS300 at one hundred and eighty-seven dollars ($187) per disposable kit.
4.1.4	Distributor shall purchase AMS310 at the following prices:
a)	If Distributor buys one hundred (100) or more kits on one order, Distributor shall pay two hundred dollars ($200) per disposable kit,
b)	If Distributor buys under one hundred (100) on one order; Distributor shall pay two hundred and fifty dollars ($250) per disposable kit
4.1.5	Distributor shall purchase Mar01 at six hundred and fifty dollars ($650) per disposable kit.
4.1.6	Distributor shall purchase AMS305 at one hundred and seventy-five dollars ($175) per disposable kit.
4.2.	Shipping. Distributor shall not pay any shipping charges on any orders that require palate shipping. For all other orders, Distributor shall pay shipping charges.
4.3.

Discount Modification. Company reserves the right to modify the percent discount the Distributor receives on any and all Products with thirty (30) days notice to Distributor before the change is enforced. If Distributor breaches any provisions of this Agreement, including but not limited to the minimum sales requirement described in §3.1(g), Company shall have the right. to change the percent discount immediately upon notification to the Distributor.

4.4.	Price Modification, Company reserves the right to modify the prices described in Exhibit A. If Company changes the Prices, then Company shall provide thirty

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(30)_days notice to Distributor - before- the price change is enforced. Any new price effectuated after the execution of this Agreement, shall supersede the prices listed in Exhibit A and the new price shall apply to all mention of Price in this Agreement.

4.5.

Payment Terms. Distributor shall make all payment; in U.S. Dollars, to Company under this Agreement via electronic wire transfer to an account at a bank designated by Company. Distributor shall make all payments within sixty (60) days from the date on invoice. Any payments received after the due date specified, shall be subject to a monthly service charge. The service charge will accrue against the sum of all late payments for such month, plus outstanding amounts due from previous months (if applicable). The monthly rate at which the service charge will be computed will be two (2) percent of the amount due, or the highest rate permitted by applicable law, whichever is less.

4.6.	Taxes. Where applicable, Distributor shall pay all taxes, duties, tariffs, import deposits, foreign exchange permits, fees, assessments and other governmental charges.
5.	EQUIPMENT.
5.1.

Agreements for Products. Distributor shall ensure proper execution of ali standard Company agreements (including Consignment, Evaluation and Service Agreements) with each End User. Distributor shall send Company a properly executed copy of each agreement before Company will ship the Products to any Customer. All applicable Company Agreements are available by emailing legaldept@arteriocyte.com. Distributor shall properly execute a Consignment Agreement and/or an Evaluation Agreement for each Magellan placed with an End User but not purchased outright.

5.2.	Bailed Magellan.
5.2.1

Company shall provide Distributor Bailed Equipment, for the life of this Agreement, as a bailment to enable Distributor to comply with their obligations under this Agreement. Company shall retain title to the Bailed Equipment for the entire contract term.

5.2.2

Although Company shall retain title, the Parties agree that Company shall have the rights of a secured party under the Uniform Commercial Code during the life of this Agreement, including the right to enter the premises of the Distributor and removing the Bailed Equipment if Distributor defaults under terms and conditions of this Agreement.

5.2.3

Distributor shall not permit any attachment, encumbrance, lien, or security interest to be filed against the Bailed Equipment while Company retains title and Distributor shall promptly notify if any of the foregoing is filed or claimed and shall indemnify Company for any loss or damage as the result of any of the foregoing actions.

5.3.	Disposable Purchase. Distributor shall pay for all Disposables used during the term of this Agreement according to the Price listed in this Agreement unless Company Consents to another amount.

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5.4.	Care of Equipment.
5.4.1

Distributor shall use reasonable care in safeguarding and maintaining the Bailed Equipment in good working order over the course of the Agreement. Distributor shall not abuse, misuse, or make use of the Bailed Equipment for other than the intended purposes.

5.4.2

Distributor shall pay the cost of any damage to the Bailed Equipment caused by Distributor's carelessness, abuse, alteration, improper use of the Equipment, or by any service performed by unauthorized personnel:1f a Company representative determines that damage is caused by any of the above action, including but not limited to dropping the Bailed Equipment or failing to use proper electrical surge protection, Company, may at their discretion, charge the Distributor the price of the repair and/or the price of replacement Bailed Equipment. Company shall document all damage and shall provide it to the Distributor upon their request.

5.4.3	Distributor shall not remove any labels, signs, symbols, or serial numbers affixed to the Bailed Equipment.
5.4.4	If the Bailed Equipment Is lost or stolen, Distributor shall pay Company the value of the Bailed Equipment as determined by Company.
5.5.	Bailed Equipment Return.
5.5.1	At the end of this Agreement, Distributor shall return the Bailed Equipment to Company or purchase the equipment outright.
5.5.2

At the end of this Agreement, Distributor shall prepare the Bailed Equipment for shipment back to Company by decontaminating the Bailed Equipment and packing it in its original packaging. Distributor shall return the Bailed Equipment to Company using a reliable shipping company. All shipments of' returned Bailed Equipment shall be FOB Destination to Company.

5.5.3	Company shall not accept Bailed Equipment as officially returned until Company's service engineer can inspect the Bailed Equipment to insure that it is in proper working order.
5.5.4

A list of accessories will be delivered with the Bailed Equipment and Distributor shall return these accessories with the Bailed Equipment. If any accessories are missing, Company shall charge Distributor for these missing accessories at their Price.

5.6.	Servicing of the Bailed Equipment.
5.6.1

Distributor shall notify Company if it determines that the Bailed Equipment needs maintenance and/or servicing. Company shall service and repair the Bailed Equipment according to the terms and conditions of this Agreement.

5.6.2

Upon notification, Company shall send Distributor replacement Bailed Equipment, which may be refurbished, in exchange for the original Bailed Equipment provided under this Agreement. Distributor shall send the

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original Bailed Equipment to Company for maintenance and repair. Company, may at its discretion, send the original Bailed Equipment back to Distributor in return for the replacement Bailed Equipment or Company may require that Distributor keep the replacement Balled Equipment. If Company elects to have Distributor keep the replacement Bailed Equipment, then all provisions of this Agreement apply to the replacement Bailed Equipment.

5.6.3	All shipments related to the servicing of Bailed Equipment, as described in this §5.5, shall be FOB Origin.
5.7.	Security Interest.
5.7.1

Company shalt retain ownership title and a security interest in each Magellan unit bailed to Distributor or distributed to an End User on a Consignment Agreement, unless and until ownership changes as described in the Consignment Agreement.

5.7.2

If Distributor and/or End User defaults in its payment obligations as described herein, Company may, at its discretion, declare all such payment obligations immediately due and payable:- Company shall have all rights-and-remedies of-a-secured party under the Uniform-- --Coinmercial Coda ("UCC"). Diffribtior shall fiilly cooperate with Company's exercise of—its rights under this Section, including the turnover of all information required by Company to enforce its security interests under this Agreement. Distributor shall promptly sign and return to Company all documents that Company deems to be necessary or prudent to perfect or protect the priority, validity, and continuity of the security interest granted herein.

5.8.

No Product Modification. Distributor shall sell or use the Products and Bailed Equipment supplied by Company as delivered and shall not modify, alter, or cause any additions or subtractions from the Products. Distributor shall not sell the Products under any manufacturers or model name other than what Company affixes to them.

5.9.

Product Servicing. Distributor shall service and maintain the Products and Bailed Equipment as recommended in the Magellan owner's manual. Distributor may, at its own discretion, purchase a service contract from Company.

6.	TERMS AND CONDITIONS OF SALE.
6.1.

Standard Terms. All sales of the Products by Distributor to any End User shall be subject to the Terms and Conditions of this Agreement. These terms and conditions of Product sales replace in their entirety any and all of the preprinted order terms and conditions appearing on Distributor's or End User's "Purchase Order" forms irrespective of whether this Agreement is referenced by said "Purchase Order". Company expressly rejects any additional terms and conditions contained in Distributor's or End User's "Purchase Order," regardless of any language therein stating Company's acceptance of the order constitutes Company's acceptance of the

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inclusion of such additional terms and conditions. Company reserves the right to change or modify the terms and conditions of Product sales.
6.2.	Purchase Orders.
6.2.1	Distributor and/or End User shall submit Product Orders to Company using a Purchase Order, which shall contain at least the following:
a)	an identification of the Products ordered;
b)	quantities;
c)	models;
d)	sizes;
e)	requested delivery dates; and,
f)	shipping instructions, including shipping addresses within the Territory.
6.2.2

Company shall sell the Products to Distributor and ship directly to Distributor by means of individual Purchase Orders and amendments as issued by Company. Distributor shall write all Product orders with Company as seller. Purchase Orders will be considered accepted, upon written acknowledgement by Company; however, Company may revoke or alter its acknowledgement and acceptance at any time within five (5) business days after acceptance. Company may also withhold shipment of Products to Distributor at any time, if Distributor fails to make timely payments for any previous invoices for Products.

6.2.3

Distributor shall deliver all Purchase Orders to Company by personal delivery, telephone, electronic email or telefax. Distributor shall ensure that Company receives each Purchase Order at least five (5) business- days-prior to the delivery dates requested in that-order.

6.3.

Orders. Distributor shall promptly forward to Company all orders for the Products with all shipping and other relevant information. Company shall, at its sole discretion, accept or reject all orders. Company shall not be bound until Company accepts the order.

6.4.	Acceptance of Purchase Orders.
6.4.1	Company, or Company's authorized representative, shall accept each Purchase order at their discretion, upon receipt of said Purchase Order from Distributor and/or End User.
6.4.2	Each Purchase Order shall be considered an offer by Distributor or End User to purchase the Products listed therein.
6.4.3	Company may modify any Purchase Order with reasonable notice to Distributor.
6.5.	Cancellation, In the event that Distributor cancels an accepted Purchase Order, Distributor shall pay for all material, labor, and shipping commitments incurred by Company.

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7.	PRODUCT LITERATURE.
7.1.	Upon request, Company shall provide to Distributor a reasonable amount of product literature at no charge. Distributor shall pay all applicable shipping and handling charges.
7.2.

Distributor may purchase, at its own expense, any additional Company authorized literature to promote the Products at the Price for use in advertising, promoting, marketing, distributing, and selling the Products in the Territory during the Term.

7.3.

Upon Consent, Distributor may produce additional sales and marketing materials at Distributor's own expense for use in advertising, promoting, marketing, distributing, and selling the Products in the Territory during the Term.

7.4.	Distributor shall solely bear all costs and expenses incurred by Distributor with respect to creating advertising and promotional materials, including advertising and marketing the Products.
8.	WARRANTY.
8.1.

Company extends to Distributor a warranty in terms identical to the applicable warranty enclosed and delivered with each Product. Company may change such warranty at its sole discretion upon written notice. No employees, agent, or representative of Distributor shall have any authority to bind Company to any additional affirmation, representation, or warranty concerning the Products.

8.2.	Company shall not be held responsible under the warranties contained in this Standard Written Warranty and any such warranty shall be null and void if:
a)	the Products are used in other than their normal and customary manner;
b)	the Products have been subject to misuse, accident or neglect other than by Company;
c)	unauthorized alterations, modifications or repairs have been made, or unapproved parts used in the assembly of the products by persons other than Company;
d)	the Products have been improperly handled, maintained, installed or used by Distributor; or,
e)	the Products have been improperly disinfected or sterilized.
8.3.

The- particulars of any defect complained of must be notified to Company in writing promptly after it has been discovered. Notification must contain all pertinent information in the relevant customer file.

8.4.

Company shall not guarantee the sale of any Products in the Territory and shall not accept any returns of defective Products except: Distributor (or End User) shall use commercially reasonable efforts to inspect each Product package and notify Company of any observable defect within thirty (30) days of receipt of the Product(s).

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9.	NONCOMPETITION.
9.1.	Distributor shall not directly compete with other independent Company authorized dealer outside the Territory.
9.2.

During the Term of this Agreement, if Distributor becomes aware, or should reasonably become aware of any competition, then the Distributor shall obtain written approval from Company before engaging in any competitive activity with Company Product providers.

10.	CONFIDENTIALITY.
10.1.	Distributor shall not analyze, duplicate, copy or reproduce the Confidential Information received under this Agreement.
10.2.	Distributor shall receive and hold all Confidential Information with the same degree of care they hold their own confidential and proprietary information.
10.3.

Distributor shall not disclose or use Confidential Information, in whole or in part, directly or indirectly, for any purposes other than those expressly permitted herein, and shall not disclose any Confidential Information for its own benefit or for the benefit of any third party except as permitted herein.

10.4.

Distributor shall disclose such Confidential Information only to such professional advisors and personnel, whom Company approves in advance, who has agreed in writing to be bound by the terms of this Agreement.

10.5.

Distributor shall keep the terms and prices contained herein in strict confidence between Company and employees of Distributor. If Distributor breaches this section (§10), the Company reserves the right to cancel this Agreement.

11.	Sub-Distributor Rights.
11.1.	Company gives Distributor the limited and revocable right to appoint the following Sub-Distributor(s) in the following Sub-Territory and Sub-Fields of Use.
11.1.1	Precision Orthopedics, A Medical Corporation
a)	Address: 1800 Vistillas Rd, Altadena, CA 91001.
b)

Sub-Territory: Sub-Distributor shall operate in their current geographic area, defined and limited to the following three digit zip codes in the State of California: 900, 902, 905, 910, 912, 913, and 917.

c)	Sub-Field of Use: General orthopedic, spinal and pediatric procedures and surgeries.
11.1.2	Fuzion Medical
a)	Address: 12139 Kingswood Court, Riverside, CA 92503.
b)

Sub-Territory: Sub-Distributor, shall operate in their current geographic area, defined and limited to the following three digit zip codes  in the State of California-900;902--905, 910, 912, 913, and 917.

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c)	Sub-Field of Use: General orthopedic, spinal and pediatric procedures and surgeries.
11.1.3	Evologics, Inc.
a)	Address: 4766 Research Dr., San Antonio, TX 78240
b)

Sub-Territory: Sub-Distributor shall operate in their current geographic area, defined and limited to the following three digit zip codes in the States of Texas, Iowa and Wisconsin: 503, 547, 750, 752, 756, 760, and 782.

c)	Sub-Field of Use: General orthopedic, spinal and podiatric procedures and surgeries.
11.1.4	Phoenix Surgical
a)	Address: 163 Oldfield Rd., Fairfield, CT, 06824
b)	Sub-Territory: Sub-Distributor shall operate in their current geographic area, defined and limited to the following three digit zip codes in the State of New York: 107
c)	Sub-Field of Use: Spinal and neurological procedures and surgeries.
d)	Products: Phoenix Surgical shall be limited to sales of Mar01 and no other Products despite the rights given to the Distributor and other Sub-Distributors.
11.2.	Company, at their discretion, may allow for the appointment of additional sub-representatives upon written notification and amendment of this Agreement by Distributor.
11.3.

Distributor shall execute a separate sub-distributor agreement with each Sub-Distributor that must be approved by Company. Distributor shall incorporate the provisions of this Agreement into each sub-distributor agreement. Distributor shall ensure that the sub-distributor agreements specify that the rights granted to the Sub-Distributors are non-exclusive and Company expressly reserves the right to engage, directly or to contract with others to market, sell, sublicense, or service the Products in the Sub-Territories, for the Sub-Fields of Use.

11.4.	Sub-Distributors shall not engage in any activity that would violate the terms of this Agreement.
11.5.	Distributor shall indemnify and hold Company harmless from:
a)	All damages, losses, costs, liability, infringement or expenses relating to or arising out of the appointment of any Sub-Distributors, including any acts or omissions; and,
b)

Any claim or liability for any benefits or privileges the Distributor may grant to any Sub-Distributors that are in excess of those Company grants to Distributer in this Agreement. 11.6. Company shall not knowingly sell directly to existing and identified Sub-Distributors of Distributor. If Distributor and Sub-Distributor end

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their business relationship, then Company may, at their discretion, enter in negotiations with said Sub-Distributor to have the Sub-Distributor become a distributor.
12.	INTELLECTUAL PROPERTY RIGHTS.
12.1.

Company grants to Distributor a non-exclusive and royalty-free right and license to use the Trademarks contained in Exhibit D in advertising, promotion, marketing and distribution of the Products in the Territory during the Term.

12.2.	Distributor shall not acquire any right, title or interest in the Trademarks other than the license granted in §12.1.
12.3.	Distributor shall not use the Trademarks as part of Distributor's corporate or trade name or permit any third party to do so without prior written authorization from Company.
12.4.	Distributor shall not remove, alter or in any way change the labeling of the Products shipped by Company without prior written authorization from Company.
12.5.	Company may revoke, at any time, the non-exclusive license granted to Distributor in §12.1.
12.6.	Distributor shall not file any patent application or other intellectual property rights, in any country, relating to the Confidential Information received under this Agreement.
12.7.	Distributor shall avoid engaging in any conduct that adversely affects Company's Trademarks and the goodwill of its brands.
13.	TERM AND TERMINATION.
13.1.	Termination without Cause. The Parties may terminate this Agreement without cause, at any time, upon providing ninety (90) days written notice to the other Party.
13.2.

Termination for Breach. Either Party may terminate this Agreement for material breach or default of any term or condition of this Agreement, if such breach or default is not cured within thirty (30) days of written notice of said breach or default from the non-breaching party. In the event for termination for Distributor's material breach, Company may cancel any pending Purchase Orders from Distributor.

13.3.

Upon termination of this Agreement, Distributor shall immediately discontinue all representations, which a third party may infer that any relationship exists between the Parties. Distributor shall not take any action in an attempt to discredit Company or the Products.

13.4.	Duties upon Termination, If the Parties terminate this Agreement for any reason, the following conditions shall apply:
a)	Company shall only make such further deliveries for the Products to Distributor as required to comply with Distributor's outstanding obligations to its customers before the date of termination;
b)	Distributor shall immediately return all Company owned equipment or Product, including Bailed Equipment and any other unpurchased Products; and,

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c)	Distributor shall immediately cease use of all intellectual property and any licenses granted in §12.1 herein shall be revoked.
13.5.

The Parties considered the possibility of making expenditures in preparing to perform their respective obligations herein, including the possibility of loss and damage resulting from the termination thereof. The Parties shall not hold the other Party liable, and hereby waives all potential claims against the other for any compensation for the termination of this Agreement according to this section, including but not limited to:

a)	severance compensation;
b)	termination compensation;
c)	payment for goodwill;
d)	loss of prospective profits;
e)	damages;
f)	investments; and,
g)	expenditures.
13.6.	Company shall have the right and access to review, remove and/or retain all Distributor files related to the sale or distribution of the Products.
13.7.

Distributor shall, within five (5) business days after termination of this Agreement, according to §13 herein, return to Company all catalogs, Bailed Equipment, Magellan units, unused Products, price sheets, manuals, samples, advertising and promotional materials related to the Products. Distributor shall bear all shipping expenses incurred in the return of the Products and materials described herein.

13.8.

For a period of one (1) year following the date of termination, according to §13 herein, Distributor shall not directly or indirectly solicit prospective or current Customers for the purpose of selling or placing the Products that Company deems Competitive to the Products.

13.8.1	In §13.8, "Customer" means any entity with a written quotation or proposal from Distributor prior to the date of termination as defined in §13.
13.8.2	In §13.8, "Competitive" means any product that fractionates blood or body tissues to obtain cells or plasma.
14.

INDEMNIFICATION. Distributor shall indemnify, defend and hold harmless Company, its subsidiaries, officers, directors, employees, shareholders, and suppliers from all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interests, penalties, costs, and expenses including reasonable legal fees and disbursements and any amount arising from any action, suit, proceeding, claim, appeal, demand, assessment or judgment resulting from any breach of representation, warranty, and agreement including indirect, incidental or consequential damages based on any negligent handling or improper use of the Products, whether based on warranty, contract, patent or trademark infringement, tort or otherwise,

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CPM Medical 20100224.7

15.	MISCELLANEOUS.
15.1.	Severability Clause. If any provision of this Agreement is illegal or unenforceable, that provision is severed from this Agreement and all other provisions remain in force,
15.2.	Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior or contemporaneous understanding or agreement with respect to the transaction contemplated.
15.3.	Modification. The Parties may only modify this Agreement by a writing signed by both Parties.
15.4.

Non-waiver. No claim or right arising out of a breach of this Agreement is discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is supported by consideration and is in writing signed by the aggrieved party.

15.5.

Assignment and Delegation. Except as described herein, Distributor shall not assign nor delegate any right or interest in this Agreement without Company's written permission. Any attempted assignment or delegation, without Company's consent, is considered void. Company is entitled to assign the Agreement, in whole or in part, without Distributor's consent.

15.6.	Successorship. This Agreement is binding on the heirs, representatives and assigns of the Parties.
15.7.

Force Majeure. Neither Party is held responsible if the fulfillment of any terms or provisions of this Agreement are delayed or prevented by revolution or other disorders, wars, acts of enemies, strikes, fires, floods, acts of God, or without limited the foregoing, by any other cause not within the control of the party whose performance is interfered with, and which by the exercise of reasonable diligence, the party is unable to prevent, whether of the above class of causes or not.

15.8.	Choice of Law. The validity, interpretation and performance of this Agreement is controlled by and construed under the law of the State of Ohio.
15.9.	Attorney's Fees. The prevailing party in any lawsuit arising under this Agreement is entitled to recover reasonable attorney's fees from the non-prevailing party,
15.10.

Arbitration. Notwithstanding anything to the contrary herein, the Parties shall settle any controversy or claim arising out of or relating to this contract, or breach thereof, by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The arbitration shall take place in Hopkinton, Massachusetts.

15.11.

Notice. Any notices required or permitted hereunder shall be given appropriate Party at its address specified above or at such other address as the Party shall specify In writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing or sent by express delivery service, delivery fee prepaid, two (2) days after the sending.

15.12.

Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. The Parties may execute this Agreement by facsimile or electronically transmitted signatures.

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15.13.

Negotiation. This contract was the result of negotiation between the Parties. The Parties agree that for the purpose of interpreting this Agreement, they shall be deemed to have jointly authored each and every provision.

15.14.	Delivery. Any delivery times quoted by Company or Its personnel are estimates only and Company shall not be liable for any delays in delivery.
15.15.	Heading. The paragraph headings used in this Agreement are for convenience and reference purposes only and do not add to, limit, or in any manner affect the subject matter.
15.16.	Exhibits. All Exhibits attached to this Agreement are incorporated as part of this Agreement.
15.17.

Construction. Whenever the singular number is used in this Agreement and when required by the context, that number includes the plural and vice versa, and the masculine gender includes the feminine and neuter genders and vice versa. All pronouns and variations thereof refer to masculine or feminine genders, singular or plural, as the identity of the person may require. The words "include," "including" and "includes" as used in this Agreement are deemed to be followed by the words "without limitation."

15.18.

Consents. Any approval, authorization or consent required by this Agreement must be in writing, duly signed by an authorized representative of the granting Party. The withholding of an approval, authorization or consent for regulatory, quality, or competitive reasons shall not be deemed unreasonable.

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EXHIBIT 10.35

IN WITNESS WHEREOF, the Parties or authorized representatives of the Parties have executed this Agreement as of the date first written above.

CPM Medical	Arteriocyte Medical Systems, Inc.
By:	By:
Name: Mark Brooks	Name: Donald Brown
Its: Principle	Its: Chief Executive Officer

By:
Name: Chris Reeg
Its: Principle
Sales Representative Name: James Regester
Bailed Magellan Serial Number(s):

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EXHIBIT 10.35

Exhibit A

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EXHIBIT 10.35

Exhibit B

Distributor's Territory

Distributor shall operate in their current geographic area, defined and limited to the following three digit zip codes in the States of California, Iowa, New York, Texas and Wisconsin:

107, 503, 547, 750, 752, 756, 750 761, 762, 763, 765, 778, 789, 782, 900, 902, 905, 910, 912, 913, 917

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EXHIBIT 10.35

Exhibit C

Distributor's Vendor Approved Hospitals

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EXHIBIT 10.35

Exhibit D

Company's Trademarks

AMS owns the following trademarks filed or registered with the United States Patent & Trademark Office:

•	Arterlocyte™
•	Arteriocyte Medical Systems, Inc.™
•	Magellan®
•	Stem-Log™
•	Prep-Log™
•	Equine-Stem®
•	Mar01™
•	Mar02™

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